Exhibit 7

BROWNSTEIN HYATT FARBER SCHRECK, LLP

100 NORTH CITY PARKWAY, SUITE 1600

LAS VEGAS, NV 89106

(702)382-2101

KIRK B. LENHARD (Nevada Bar No. 1437)       Filed 10/15/10

klenhard@bhfs.com

CLARK V. VELLIS (Nevada Bar No. 5533)

cvellis@bhfs.com

JEFFREY S. RUGG (Nevada Bar No. 10978)

jrugg@bhfs.com

BROWNSTEIN HYATT FARBER SCHRECK, LLP

100 North City Parkway, Suite 1600

Las Vegas, Nevada 89106-4614

Telephone:     (702) 382-2101

Facsimile:      (702) 382-8135

Attorneys for Plaintiff,

DR. BRUCE BUTCHER

UNITED STATES DISTRICT COURT

DISTRICT OF NEVADA

Case No. 2:10-cv-01802
DR. BRUCE BUTCHER, an individual
stockholder,

Plaintiff,
VERIFIED STOCKHOLDER DERIVATIVE
v.	COMPLAINT

ADVANCED MINERAL
TECHNOLOGIES, INC., a Nevada	JURY TRIAL REQUESTED
corporation, H. PHILIP CASH, an
individual, GARY MASON, an individual,
CLETIUS ROGERS, an individual, BIL
ZELENY, an individual,

Defendants.

Plaintiff, Dr. Bruce Butcher (“Dr. Butcher”), as a stockholder of Advanced Mineral Technologies, Inc. (“AMTO” or the “Company”), hereby submits this Verified Derivative Complaint against AMTO, as nominal defendant, and AMTO’s officers and directors, H. Philip Cash (“Cash”), Gary Mason (“Mason”), Cletius Rogers (“Rogers”), and Bil Zeleny (“Zeleny”), and in support thereof alleges as follows:

NATURE OF THE CASE

1.             This is a stockholder derivative action on behalf of AMTO, by Dr. Butcher as a stockholder of AMTO, against AMTO’s officers and directors for violations of section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), 15 U.S.C. § 78aa, and Rule 10b-5 promulgated thereunder (“Rule 10b-5”).

2.             Over more than three years, Defendants, all of whom are directors and officers of AMTO, employed a scheme to defraud AMTO and its public stockholders, made material misstatements and omissions, and engaged in a course of business operating as a fraud on AMTO and its public stockholders, in connection with the purchase and sale of AMTO’s preferred and common stock.  The principal purpose of this fraudulent scheme was to enable Defendants to entrench themselves as officers and directors of AMTO, to the exclusion of AMTO’s public stockholders, and to unjustly enrich Cash and Zeleny, at the expense of AMTO and its non-insider stockholders.  Defendants’ unlawful conduct is continuing.

3.             As part of this ongoing scheme, Defendants have willfully concealed material information about AMTO and their activities with respect thereto from AMTO’s public stockholders, the investing public, and state and federal regulators by, among other things, causing AMTO to fail to file reports and documents required under federal and state laws and causing AMTO to file documents containing material misstatements and omissions with the United States Securities and Exchange Commission (the “Commission,” or the “SEC”) and the Nevada Secretary of State.

4.             A critical component of Defendants’ scheme to defraud AMTO and its non-insider stockholders was a series of related sales and purchases of securities in June and August of 2010 that violated Rule 10b-5.  Effectuating these transactions involved six key steps:  (1) the unlawful creation of a super-voting preferred stock with the intention of transferring voting control of AMTO from its public stockholders to Defendants; (2) the intentional undervaluation of AMTO’s most significant asset, its ownership of 75,000,000 shares of XS Platinum Ltd. (“XSP”) stock, amounting to between 34 to 45 percent of XSP’s total shares, at $0.00; (3) the sale of preferred stock to Cash and Zeleny at artificially low prices, due both to the undervaluation of AMTO’s XSP shares and to accepting the cancellation of “debt” allegedly owed to Cash and Zeleny by AMTO in exchange for those shares, when, on information and belief, no such debt existed;

(4) the sale of common stock to Cash and Zeleny in exchange for the same inadequate consideration as that purportedly given in exchange for the preferred stock; (5) the unlawful creation of a second series of super-voting preferred stock, again with the intention (and if allowed to stand, the effect) of transferring control of AMTO to its current officers and directors; and (6) the sale of those preferred shares for inadequate consideration due to the undervaluation of AMTO’s XSP shares and accepting the cancellation of “debt” allegedly owed to Cash and Zeleny by AMTO in exchange for those shares, when, on information and belief, no such debt existed.

5.             Plaintiff, on behalf of AMTO and its public stockholders who have been victimized by Defendants’ fraudulent course of conduct, demands rescission of the fraudulent sales and compensatory damages and other relief.

PARTIES

6.             AMTO is a Nevada corporation with its headquarters in the state of Idaho.  AMTO’s registered agent is located in Reno, Nevada.  AMTO was initially incorporated on March 1, 1990, under the name O’Hara Resources Ltd., and the terms of the By-laws of O’Hara Resources Ltd. (the “By-laws”) continue to govern the Company’s operations.

7.             Cash is an individual and citizen of Idaho.  At all relevant times, Cash was Chief Executive Officer (“CEO”), President, and a Director of AMTO.  According to AMTO’s Form 10 Registration Statement under the Exchange Act, originally filed with the SEC on July 15, 2010, and amended on August 30, 2010 and September 7, 2010 (the “Form 10”), Cash has been President and a Director since May 15, 2007.

8.             Zeleny is an individual and citizen of Arizona.  At all relevant times, Zeleny was AMTO’s Chief Financial Officer (“CFO”) and Treasurer.  According to the Form 10, Zeleny has been CFO and Treasurer since April 1, 2008.

9.             Rogers is an individual and citizen of California.  At all relevant times, Rogers was Vice President, Secretary, and a Director of AMTO.  According to the Form 10, Rogers has been Vice President, Secretary, and a Director since May 25, 2007.

10.          Mason is an individual and citizen of California.  At all relevant times, Mason was a Director of AMTO.  According to the Form 10, Mason has been a Director since September 26, 2007.

11.          Collectively, Cash, Rogers, and Mason comprise the Company’s current Board of Directors (the “Board”).

12.          Dr. Butcher is an individual and citizen of Australia.  At all relevant times, including at the times of the transactions complained of, Dr. Butcher has been an owner and holder of AMTO common stock.

JURISDICTION AND VENUE

13.          This Court has jurisdiction over this action pursuant to 28 U.S.C. §§ 1331 and 1337 and section 27 of the Exchange Act.  This verified derivative action is not a collusive attempt to confer jurisdiction that the Court would otherwise lack.

14.          This Court has personal jurisdiction over Defendants as AMTO is a Nevada corporation with its registered agent in Nevada, and the individual Defendants are officers and directors of AMTO who have both substantial, continuous, and systematic contact with the forum state in their capacities as such and have caused the Company to take actions described herein in the State of Nevada.

15.          Venue is proper in the United States District Court for the District of Nevada under 28 U.S.C. § 1391(b) and (c).

FACTUAL ALLEGATIONS SUPPORTING ALL CLAIMS

16.          AMTO is primarily engaged in limited, early-stage exploration activities at a single mine site in British Columbia, Canada, although such activities have been minimal for at least the past three mining seasons (approximately June to October).

17.          Dr. Butcher first acquired stock in AMTO on June 17, 2009, purchasing 57,750,000 shares of AMTO common stock directly from Cash; as a result of his purchase of these 57,750,000 shares, Dr. Butcher became the single largest AMTO stockholder, with approximately 46.59 percent of all outstanding shares.

18.          Although Dr. Butcher did not become an AMTO stockholder until 2009, he had worked directly with Cash since at least 2007 to assist AMTO in, among other things, obtaining financing.  Dr. Butcher’s efforts on AMTO’s behalf during this period included providing his own funds indirectly to AMTO through Cash for use by AMTO and directly paying third-party vendors, such as lawyers and accountants, who provided services to AMTO.

AMTO Fails To Comply With Its Reporting Obligations Under the Exchange Act

19.          From the beginning of their terms as officers and directors, Defendants had caused AMTO to fail to comply with its reporting and filing obligations under the Exchange Act, and among the primary purposes for which Dr. Butcher provided financing to AMTO was to attempt to facilitate the Company’s return to compliance with federal securities laws.

20.          AMTO was a public company, registered as such under section 12 of the Exchange Act, and accordingly was required to comply with section 13(a) of the Exchange Act and Rules 13a-l and 13a-13 promulgated thereunder by filing annual and quarterly reports.

21.          Defendants were aware of their legal obligations to cause AMTO to make required filings with the SEC, and in a letter dated July 14, 2008, Cash explicitly acknowledged Dr. Butcher’s ongoing efforts to “provid[e] the capital necessary to enable AMTO to satisfy its outstanding obligations to the [SEC] by attending to the filings required in order to become fully compliant from an SEC perspective once more.”

22.          In spite of their awareness of these obligations, and Dr. Butcher’s attempts to aid the Company in satisfying them, Defendants caused AMTO to fail to make a single filing with the SEC from July 30, 2007 to July 15, 2010.  During this period, Defendants caused AMTO to fail to comply with its obligations under the Exchange Act by not filing any periodic reports for any fiscal period subsequent to the period ended January 31, 2007, leading the SEC to issue an Order revoking the registration of AMTO’s securities pursuant to section 12(j) of the Exchange Act on April 9, 2010.

23.          Defendants, in their positions as officers and directors of AMTO, bore responsibility to AMTO and its more than 700 public stockholders to ensure AMTO’s compliance with its Exchange Act filing requirements.  Yet, for nearly three years Defendants caused AMTO to fail to disclose any material information to AMTO’s non-insider stockholders and the investing public.  Because of Defendants’ failures to fulfill their obligations, the market did not have all (or any) material information concerning AMTO, and AMTO’s non-insider stockholders have been deprived of material information concerning their company.

AMTO’s Board Fails to Comply with AMTO’s By-Laws and State Law

24.          Defendants’ failings with respect to AMTO were not limited to causing AMTO to violate its filing obligations under the Exchange Act.  Since they assumed their respective positions as AMTO’s officers and directors, Defendants have caused AMTO to operate with an improperly constituted Board and have failed and refused to hold annual elections to seat a properly constituted Board, in violation of the Company’s By-laws and Nevada law, for the past four years.

25.          Article III, section 2 of AMTO’s By-laws requires that the Company have five directors.  Nevertheless, and since at least 2007, the Company’s Board has been comprised of only three persons — Cash, Mason, and Rogers.  Having an improperly constituted Board has allowed Defendants to take the actions described herein without following proper procedures, enabling them to approve transactions that a properly constituted Board could not, under Nevada law, have approved.

26.          Pursuant to Article II.1 of the Company’s By-laws, AMTO was required to hold annual meetings of the stockholders “on the tenth day of October in each year for the purpose of electing directors . . . .”  Nevada law likewise provides for the election of directors at the company’s annual meeting, requires that at least one-fourth of the directors of every corporation must be elected annually, and allows stockholders holding stock entitling them to exercise at least 15 percent of the voting power to petition the state court to order the election of directors if the company fails to elect directors within 18 months.  See NRS 78.310 et seq.  In spite of their obligations under the By-laws and Nevada law, Defendants have caused AMTO to fail to hold annual meetings and elect directors since they took power in 2007, thereby depriving the stockholders of their rights to elect directors for each of the last four election cycles.

27.          Dr. Butcher demanded of Cash on July 26, 2010 that Defendants hold a stockholders’ meeting for the purpose of electing new directors, and Dr. Butcher repeated his demand to the Board in letters dated July 28, 2010, August 12, 2010, and August 27, 2010.

Defendants did not comply with Dr. Butcher’s requests, and Dr. Butcher was forced to petition the Nevada courts to force the Defendants to comply with their obligations, as described in paragraph 114, below.

28.          In spite of their duties under Nevada law and AMTO’s By-laws, and in spite of demands from Dr. Butcher, the Board failed and refused to hold elections in order to convene a properly constituted Board of the requisite five members, thereby depriving the Company’s stockholders of their rights to elect directors representing their interests and influence the Company’s management and direction.  These actions were taken in furtherance of Defendants’ fraudulent scheme to entrench the current Board and enrich Cash and Zeleny at the expense of AMTO and its other stockholders.

AMTO Invests in XSP

29.          In addition to being a principal stockholder of AMTO, Dr. Butcher is Chairman and CEO of XSP, a Jersey, Channel Islands, corporation primarily focused on conducting mining operations at the Platinum Creek Mine, located near Platinum, Alaska, from which XSP currently produces and sells platinum and platinum group metals.

30.          On November 28, 2007, AMTO acquired a material equity investment of 75,000,000 fully paid ordinary shares of XSP stock.  This investment constituted approximately 45 percent of XSP’s outstanding shares in November 2007, and today constitutes between 34 and 35 percent of XSP’s outstanding shares.  AMTO received these shares in exchange for the assignment to XSP of valuable rights and claims that AMTO claimed in the Platinum Creek Mine.

AMTO Qualifies as an Investment Company but Fails to Register

31.          The XSP shares owned by AMTO represent investment securities having a value exceeding 40 percent of the value of AMTO’s total assets, meaning that AMTO is presumed to engage in the business of investing, owning, and holding securities, qualifying AMTO as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).  See 15 U.S.C. § 80a-3(a)(3).  As an investment company, AMTO was required to register with the SEC.  See id. § 80a-8.  Nonetheless, and in spite of qualifying as an investment company since November 28, 2007, Defendants have failed and refused to cause AMTO to register as an investment company with the SEC or seek an exemption from registration.

32.          Further, AMTO’s ownership interest in XSP was concealed from AMTO’s stockholders and the SEC and the investing public from November 28, 2007 until July 15, 2010, when AMTO filed its Form 10 with the SEC, signed by Cash, disclosing AMTO’s investment in XSP for the first time.

33.          In the Form 10, Defendants caused AMTO to represent to the SEC and to AMTO’s stockholders and the investing public that the value of the 75,000,000 shares of XSP owned by AMTO had a value of $0.00.  This was materially false and misleading.

34.          Not only did AMTO receive the XSP shares in exchange for the assignment of valuable rights and claims, but Cash advised Dr. Butcher in person on July 26, 2010, that AMTO would sell the XSP shares for (and therefore valued the shares at) not less than $0.40 per share, as that was the price at which XSP was then raising capital; indeed, XSP has in the recent period since July 2010 raised more than $7.8 million in capital at $0.40 per share.  Finally, XSP is engaged in actively mining and producing platinum and platinum group metals from its mine in Alaska, which the Form 10 states “indicate[s] the presence of commercially available ore resources,” which resources are in fact being actively marketed and sold.

35.          At $0.40 per share, AMTO’s 75,000,000 shares of XSP stock would be worth $30 million, well more than the 40 percent threshold of AMTO’s total assets, which were reported at just over $7,000 as of April 30, 2010 in the Form 10, to qualify as an investment company under the Investment Company Act.  The valuation of XSP’s shares at $0.00 is improper under section 2(a)(41) of the Investment Company Act, which requires securities such as the XSP shares owned by AMTO to be attributed “fair value as determined in good faith by the board of directors.”  In light of having received the XSP shares for valuable consideration, in light of XSP’s ongoing and active mining operations, and in light of the fact that Cash represented that AMTO would sell its XSP shares for not less than $0.40 per share, the Board cannot in good faith have attributed no value to those shares.

36.          Defendants intentionally disregarded the true value of the XSP shares, and then intentionally withheld this information from the SEC and the public.  Had Defendants not withheld this material information, the SEC would have had the opportunity to enforce the Investment Company Act and to require AMTO to register as an investment company.

37.          Nor did Defendants cause AMTO to apply for, nor receive, an exemption from the registration requirements of the Investment Company Act.

38.          Although AMTO owns in excess of 25 percent of XSP’s outstanding voting stock, AMTO neither directly nor indirectly controls XSP.

39.          In the Form 10 signed by Cash as originally filed with the SEC on July 15, 2010, Cash represented that he “is currently the Chief Operating Officer of XSP.”  This was false.

40.          In the amended Form 10 signed by Cash and filed with the SEC on August 30, 2010, Cash continued to represent that he “serves as the Chief Operating Officer of XSP.”  This was and remains false.

41.          There is currently no overlap of officers or directors between AMTO and XSP.  Neither Cash nor any other officers, directors, or employees of AMTO are officers, directors, or employees of XSP.  Further, neither Dr. Butcher nor any other person who is an officer, director, or employee of XSP is an officer, director or employee of AMTO.

42.          While Cash was once an officer of XSP, he ceased active involvement in any management role or engagement in any material respect in connection with XSP’s operations in the beginning of 2010, and his term as COO ended on June 30, 2010, more than two weeks prior to first signing the Form 10 and representing otherwise to the SEC and two months prior to signing the amended Form 10 and again representing otherwise to the SEC.

XSP Engages and Pays Cash and Zeleny for “Full Time” Service to XSP

43.          From December 1, 2007 to June 30, 2010, Cash served as Chief Operating Officer (“COO”) of XSP.

44.          From December 1, 2007 to March 31, 2010, XSP engaged Cash as a consultant, pursuant to a series of Consulting and Advisory Agreements.  XSP paid Cash $25,000 per month for his services.  In each Consulting and Advisory Agreement with XSP, Cash agreed to make himself available to XSP on a “full-time basis,” subject only to his corporate duties at AMTO, which Cash warranted were “minimal and [would] not put him in a position of conflict nor impact upon his ability to perform” consulting services for XSP.

45.          During this time, AMTO effectively had no operations, as confirmed by Cash’s representations in his Consulting and Advisory Agreements with XSP.  Cash spent both the 2008 and 2009 mining seasons full-time at XSP’s mine in Alaska, and Cash spent little or no time at AMTO’s mining property in Canada, which lay dormant.  In the winter months, Cash’s consulting activities included planning for the following season’s (approximately April to October) operations in Alaska and working on the procurement of mining equipment and the recruitment of seasonal workers for XSP, but not AMTO.

46.          From April 1, 2010 to June 30, 2010, XSP engaged Cash as a consultant pursuant to a final Consulting and Advisory Agreement.  XSP paid Cash $8,333.33 per month for his services.  In the agreement, Cash again agreed to make himself available to XSP on a “full-time basis,” subject only to his corporate duties at AMTO, which Cash warranted were “minimal and [would] not put him in a position of conflict nor impact upon his ability to perform” consulting services for XSP.

47.          In sum, XSP paid Cash substantial remunerations to devote his efforts to XSP from December 2007 through the end of June 2010, during which period Cash warranted that his obligations to AMTO were “minimal” and would not interfere with his “full time” obligations to XSP.

48.          From December 1, 2007 to January 22, 2009, XSP employed Zeleny as General Manager pursuant to an Employment Agreement dated January 16, 2008.  Pursuant to the Employment Agreement, XSP paid Zeleny an annual base salary of $200,000.  In the Employment Agreement, Zeleny represented that “no obligation exists between [Zeleny] and any prior employer or entity which would prevent or impede [Zeleny’s] immediate and full  performance of every obligation of this Agreement.”  Zeleny agreed to “faithfully, with the utmost loyalty, and to the best of his ability perform his duties” under the Employment Agreement, and he further agreed to “devote his full attention and efforts to the performance of”

his duties to XSP.

49.          In section 4.1 of Zeleny’s Employment Agreement, Zeleny agreed that “for a period ending one (1) year after his termination of employment with the Company, Executive will not directly or indirectly, whether as employer, proprietor, principal, partner, agent, employee, independent contractor or otherwise, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the Company’s business, including, the mining or processing of platinum or platinum group metals anywhere within the United States or Canada . . . .”

Defendants Cause AMTO to Enter Employment Agreements with Cash and Zeleny

50.          In spite of their sworn obligations to XSP, and unbeknownst to Dr. Butcher and undisclosed to AMTO’s stockholders, the Board caused AMTO to enter into Executive Employment Agreements with Cash and Zeleny, pursuant to which Cash and Zeleny were each paid $120,000 per anum beginning February 20, 2009.

51.          In Zeleny’s Executive Employment Agreement with AMTO, Zeleny represented that he “is not currently a party to any non competition, non-solicitation, confidentiality or other work-related agreement that limits or restricts [his] ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.”  This was false in light of the one-year non-compete agreement contained in Zeleny’s agreement with XSP.

52.          Both Zeleny and Cash represented in their Executive Employment Agreements with AMTO that each would “devote his best efforts and substantially all of his business time and attention . . . to the business of the Company and its Subsidiaries.”  This was not only false, but also a material impossibility in light of Cash’s full-time obligations to XSP through June 2010, Zeleny’s one-year non-compete agreement, and Zeleny’s full-time employment as CFO of the Orme School in Arizona.

Defendants Cause AMTO Improperly To Issue Preferred Stock to Cash and Zeleny

53.          On March 31, 2010, the Board authorized the designation of 40,000,000 of its preferred stock as Series A Convertible Preferred Stock.  On April 2, 2010, the Board filed a designation of this Series A Convertible Preferred Stock with the Nevada Secretary of State.

54.          These actions violated the Company’s Articles of Incorporation, which do not include blank-check preferred stock authority permitting the Board, without stockholder approval, to designate the rights and preferences of any class or series of stock.  No such stockholder approval was obtained.  Consequently, the Board had no authority under the Company’s Articles or Nevada law to file this designation.

55.          On April 2, 2010, AMTO agreed to issue to Cash 31,000,000 shares of the Series A Convertible Preferred Stock, each containing voting preferences of two votes per share, or a total of 62,000,000 votes, in connection with, among other things, the election of AMTO’s directors.  These shares were purportedly issued (at $0.01 per share) in exchange for the cancelation of $310,000 of debt allegedly owed by AMTO to Cash.  Also on April 2, 2010, AMTO agreed to issue to Zeleny 9,000,000 shares of the Series A Convertible Preferred Stock, each likewise containing voting preferences of two votes per share, or a total of 18,000,000 votes; these shares were purportedly issued (at $0.01 per share) in exchange for the cancelation of $90,000 of debt allegedly owed by AMTO to Zeleny.

56.          On April 5, 2010, pursuant to a Written Consent of a Majority of the Directors of AMTO, the Board authorized the reduction of AMTO’s outstanding debt in exchange for shares of Series A Convertible Preferred Stock, specifically approving the April 2, 2010 debt-cancellation agreements and authorizing the issuance of such 40,000,000 shares of Series A Convertible Preferred Stock in exchange for the cancellation of $400,000 of debt.  This consent was signed by Cash, Mason, and Rogers.  Pursuant to Exhibit A of the written consent, each of Cash and Zeleny was issued 9,000,000 shares of Series A Convertible Preferred Stock at $0.01 per share in exchange for the cancellation of debt consisting of $90,000 of wages; Cash was also issued 22,000,000 shares of Series A Convertible Preferred Stock at $0.01 per share in exchange for the cancellation of “debt” consisting of $209,910.00 of principal and $10,090.00 of interest on a loan to AMTO.

57.          Defendants made a series of material misstatements and omissions in connection with the issuance and sale of these 40,000,000 shares of preferred stock.

58.          First, the Board stated that the consideration for the issuance of these shares was the cancellation of debt.  On information and belief, there was no such debt.  Not only had any such debt never been disclosed to AMTO or its stockholders, but in light of Dr. Butcher’s ongoing efforts to obtain financing for AMTO, Dr. Butcher would have been aware of any such debt if it actually existed.  Moreover, with respect to that portion of the debt purporting to consist of wages, neither Cash nor Zeleny had performed any substantial services for the benefit of AMTO or its stockholders, nor were their employment agreements validated by a properly constituted Board.  As discussed above, Zeleny is employed as CFO of the Orme School, and Zeleny’s employment agreement with AMTO represented that he was not laboring under any non-compete agreement, whereas in fact he had agreed not to engage in any business that could compete with XSP until at least January 22, 2010.  Cash, from December 2007 through June 30, 2010, was receiving payment for services from XSP pursuant to a series of agreements in which he represented that he was laboring exclusively for XSP and that his obligations to AMTO were “minimal” and would not impact his ability to devote his services “full-time” to XSP.

59.          Second, Defendants made a series of material omissions in connection with the issuance of these securities:  Defendants failed to disclose that the Board was improperly constituted, and therefore had no authority to issue the shares under Nevada law or the Company’s By-laws.  Defendants omitted to state that the Company’s Articles of Incorporation and Nevada law prohibited the issuance of a new series of preferred stock absent stockholder approval, and further omitted to state that no stockholder approval had been obtained, or that, accordingly, the Board (had it been properly constituted) had no authority under Nevada law to issue preferred stock.  Defendants further omitted to state that AMTO qualified as an investment company under the Investment Company Act but had not registered as such, and, as an unregistered investment company, was prohibited under section 7(a) of the Investment Company Act from issuing stock; even if Defendants had properly caused AMTO to register as an investment company, section 18 of the Investment Company Act would have prohibited the issuance of the preferred stock, and section 17 would have prohibited Cash from making the alleged loan to AMTO which served as the purported consideration for a portion of preferred shares.  Finally, Defendants omitted to state that AMTO was carrying 75,000,000 shares of XSP shares on its books with a $0.00 value, whereas in fact the shares were worth considerably more than this, thereby causing AMTO to issue the preferred stock to Cash and Zeleny (even if the issuances had been supported by proper consideration and not non-existent “debt”) for less than adequate consideration.

60.          Defendants, as officers and directors of AMTO, had a duty to AMTO and its stockholders to disclose the matters omitted.  These misstatements and omissions were material for at least three reasons:  first, had all material information been fully disclosed, AMTO would not (and could not) have issued preferred stock; second, these misstatements and omissions enabled Cash and Zeleny to obtain the improperly issued shares of preferred stock from AMTO  for less than fair market value; third, these misstatements and omissions allowed Defendants to cause AMTO to issue shares for improper purposes, namely the entrenchment of the current Board and the unjust enrichment of Cash and Zeleny.  AMTO relied on the Defendants’ misstatements and omissions in (a) issuing shares, (b) issuing the shares for inadequate consideration, and (c) issuing the shares for an improper purpose.  AMTO and its stockholders were harmed by these misrepresentations and omissions because they caused AMTO to incur costs and liabilities and improperly issue stock in exchange for inadequate consideration and for improper purposes.

61.          Defendants made these material misrepresentations and omissions and caused AMTO to improperly designate a new class of preferred stock and sell shares to Cash and Zeleny for inadequate consideration in an effort to entrench the current Board and enrich Cash and Zeleny.  At the time of this issuance, Dr. Butcher was working with the Defendants in an effort to help AMTO clean-up its books and become compliant with SEC filing requirements, as well as hold required elections.  Defendants took these actions during a period when AMTO had no public filings in an effort to conceal them from Dr. Butcher and AMTO’s other public stockholders, with the desired effect that the Defendants control sufficient voting shares to be able to retain their positions of control over AMTO, to the exclusion of AMTO’s public stockholders, if and when they were compelled to hold a meeting for the election of directors.

The Board Rescinds the Improper Designation and Issuance of Preferred Stock to Cash and Zeleny after Dr. Butcher Discovers It

62.          On June 3, 2010, Zeleny sent Dr. Butcher a “draft” Form 10 and business plan for AMTO, in which the issuance of 40,000,000 shares of preferred stock and sale to Cash and Zeleny for inadequate consideration and by means of material misstatements and omissions was disclosed to Dr. Butcher for the first time.  On June 4, 2010, immediately after learning about the improper issuance, Dr. Butcher sent Cash an email expressing his outrage at Cash’s attempt to “defraud all AMTO stockholders.”  Dr. Butcher followed up on June 7, 2010, with emails to Mason and Rogers, expressing his belief that the issuances of preferred stock had been improper and demanding their rescission.

63.          Following Dr. Butcher’s objections, AMTO entered into Cancellation Agreements with Cash and Zeleny dated June 11, 2010, cancelling the agreements of April 2, 2010.  Each agreement states that “[n]o shares of the Corporation’s Series A Convertible Preferred Stock were issued to the Undersigned.”  Both cancellation agreements were signed by Cash, in his capacity as President of AMTO, and the agreements provided for the signatures of Cash and Zeleny, respectively, in their individual capacities.

64.          On June 14, 2010, pursuant to a Written Consent of a Majority of the Directors of AMTO signed by Cash, the Board cancelled the designation of Series A Convertible Preferred Stock filed with the Nevada Secretary of State on April 2, 2010.  The consent stated that as of June 14, 2010, “no shares of the Series A Convertible Preferred Stock are issued and outstanding.”  The consent was signed by Cash, Mason, and Rogers.

65.          On June 16, 2010, AMTO filed with the Nevada Secretary of State a Certificate of Withdrawal, signed by Cash, cancelling the designation of Series A Convertible Preferred Stock filed on April 2, 1010.

The Board Improperly Causes AMTO to Sell Common Stock to Cash and Zeleny for Inadequate Consideration

66.          In spite of their recognition of the impropriety of their actions and cancellation of the improperly issued preferred stock, Defendants immediately caused AMTO to issue additional common stock to Cash and Zeleny in exchange for the same inadequate consideration and for the same improper purposes.

67.          On June 11, 2010, the very same day that Cash signed the agreements cancelling the issuance of preferred stock to himself and Zeleny, Defendants caused AMTO to issue 15,500,000 shares of common stock to Cash and 4,500,000 shares of common stock to Zeleny.

68.          The purported consideration for these 20,000,000 shares of common stock was the same as for the cancelled preferred stock, namely the reduction of $310,000 in accrued debt held by Cash and the reduction of $90,000 in accrued debt held by Zeleny.  This resulted in an ostensible share price for the common stock of $0.02 per share, or two times the ostensible share price of the 40,000,000 shares of preferred stock cancelled on the same day.  AMTO would have been prohibited by its Articles of Incorporation from issuing 40,000,000 shares of common stock (at $0.01 per share), in substitution for the cancelled 40,000,000 shares of preferred stock (at $0.01 per share), as the Company’s Articles of Incorporation only provided for 150,000,000 authorized shares of common stock and, according to the Form 10, 123,949,972 shares of common stock were then-outstanding—too many to allow the addition of 40,000,000 more without resulting in an over-issuance.

69.          The issuance of 20,000,000 shares of common stock to Cash and Zeleny at an ostensible cost of $0.02 per share, improperly provided a personal benefit to Cash and Zeleny to the detriment of the Company and its other stockholders, further entrenching the current Board as directors of the Company and Cash and Zeleny as officers.

70.          As a result of this issuance of common stock (if it is allowed to stand), Cash and Zeleny would gain 20,000,000 votes in connection with the election of AMTO’s directors.

71.          Defendants made a series of material misstatements and omissions in connection with the sale of these 20,000,000 shares of common stock.

72.          First, the Board stated that the consideration received by AMTO for these shares was the cancellation of debt.  As discussed above, on information and belief, there was no such debt, and the Board could not reasonably have believed that Cash and Zeleny had performed compensable services on behalf of AMTO at the same time Cash was under contract with XSP and Zeleny was both employed by the Orme School and bound by a non-compete agreement with XSP; nor were their employment agreements validated by a properly constituted Board.

73.          Second, Defendants, and each of them, made a series of material omissions in connection with the issuance of these securities:  Defendants failed to disclose that the Board was improperly constituted, and therefore had no authority to issue the shares under Nevada law or the Company’s By-laws.  Defendants further omitted to state that AMTO qualified as an investment company under the Investment Company Act but had not registered as such, and, as an unregistered investment company was prohibited from issuing stock.  Finally, Defendants omitted to state that AMTO was currently carrying 75,000,000 shares of XSP shares on its books with a $0.00 value, whereas in fact the shares were worth considerably more than this, thereby causing AMTO to issue stock to Cash and Zeleny (even if the issuances had been supported by proper consideration and not non-existent “debt”) for less than they were worth.

74.          Defendants, as officers and directors of AMTO, had a duty to AMTO and its stockholders to disclose the matters omitted.  These misstatements and omissions were material for at least three reasons:  first, had all material information been fully disclosed, AMTO would not (and could not) have sold common stock to Cash and Zeleny; second, these misstatements and omissions enabled Cash and Zeleny to obtain the shares from AMTO for inadequate consideration; third, these misstatements and omissions allowed Defendants to cause AMTO to sell shares for improper purposes, namely the entrenchment of the current Board and the unjust enrichment of Cash and Zeleny.  AMTO relied on the Defendants’ misstatements and omissions in (a) issuing shares, (b) issuing the shares for inadequate consideration, and (c) issuing the shares for an improper purpose.  AMTO and its stockholders were harmed by these misrepresentations and omissions because they caused AMTO to incur costs and liabilities and improperly issue stock in exchange for inadequate consideration and for improper purposes.  While the ostensible consideration received by AMTO from Cash and Zeleny for these 20,000,000 shares of common stock was $0.02 per share in the form of the cancellation of “debt,” Defendants recent actions belie any assertion that this purchase price represented the true value of shares of AMTO’s common stock.  On October 12, 2010, Defendants filed an “emergency motion” in Nevada state court seeking authorization to sell stock.  In the motion, Defendants represented to the court that AMTO had an opportunity to sell a convertible note with a conversion price of $2.00 per share—a share price one hundred times that at which Defendants caused AMTO to sell shares to Cash and Zeleny just a few months before; the Company has not disclosed any material changes in circumstances or operations that would give rise to a 10,000 percent increase in the share price of its common stock between the date on which common stock was sold to the insiders and the date on which the  emergency motion was filed.

75.          Defendants made these material misrepresentations and omissions and caused AMTO to sell common stock to Cash and Zeleny for the same inadequate consideration as that supporting the issuance of preferred stock cancelled the same day in an effort to entrench the current Board and enrich Cash and Zeleny.  At the time of this issuance, Dr. Butcher was working with the Defendants in an effort to help AMTO clean-up its books and become compliant with SEC filing requirements, as well as hold required elections; Defendants took these actions during a period when AMTO had no public filings in an effort to conceal them from Dr. Butcher and AMTO’s other public stockholders, with the desired effect that the Defendants control sufficient voting shares to be able to retain their positions of control over AMTO, to the exclusion of AMTO’s public stockholders, if and when they were compelled to hold a meeting for the election of directors.

Defendants Cause AMTO To Establish a New Series of Preferred Stock

76.          On August 26, 2010, in furtherance of their scheme to entrench themselves as officers and directors of AMTO and to enrich Cash and Zeleny to the detriment of AMTO and its public stockholders, Defendants caused AMTO to file a Certificate of Designation with the Nevada Secretary of State, signed by Cash, purporting to establish a new series of preferred stock, designating 20,000,000 shares of the Company’s preferred stock as Series A Convertible Preferred Stock, with voting rights of two votes per share.

77.          Pursuant to this designation of a new class of preferred stock, AMTO purported to issue 13,305,942 shares of preferred stock to Cash and 3,433,350 shares of preferred stock to Zeleny in exchange for “debt as of August 11, 2010; AMTO further purported to issue 50,000 shares of preferred stock to Russell D. Keely (“Keely”) and 100,000 shares of preferred stock to Stanley Knowlton (“Knowlton”) for $0.20 per share as of August 31, 2010.

78.          Defendants made a series of material misstatements and omissions in connection with the issuance and sale of these shares of preferred stock.

79.          First, Defendants omitted to state that the Company’s Articles of Incorporation prohibited the designation of a new series of preferred stock absent stockholder approval, and further omitted to state that no stockholder approval had been obtained, or that, accordingly, the Board has no authority under Nevada law or the Company’s Articles to issue preferred stock.

80.          Second, Defendants stated that the certificate had an “effective date” of August 11, 2010, but failed to disclose that earlier effective dates are not permitted under Nevada law.  See NRS 78.1955(5).

81.          Third, according to the preferred stock ledger, the Board stated that the consideration allegedly received in exchange for 13,305,942 shares of preferred stock issued to Cash and 3,433,350 shares of preferred stock issued to Zeleny was “debt.”  On information and belief, there was no such debt.  In the first place, any “debt” allegedly owed by AMTO to Cash and Zeleny had been extinguished by the issuance of 20,000,000 shares of common stock in June 2010.  Further, no new or additional debt had been disclosed to AMTO or its stockholders; in light of Dr. Butcher’s ongoing efforts to obtain financing for AMTO, Dr. Butcher would have been aware of any such debt if it actually existed.  Finally, if the purported “debt” was in the form of accrued wages, neither Cash nor Zeleny performed substantial services to earn such remuneration, nor were their employment agreements validated by a properly constituted Board.

82.          Fourth, Defendants failed to disclose that the Board was improperly constituted, and therefore had no authority to issue preferred shares under Nevada law or the Company’s By-

laws.

83.          Fifth, Defendants omitted to state that AMTO qualified as an investment company under the Investment Company Act but had not registered as such, and, as an unregistered investment company was prohibited from issuing stock; even if Defendants had properly caused AMTO to register as an investment company, section 18 of the Investment Company Act would have prohibited the issuance of the type of preferred stock that was issued.

84.          Sixth, Defendants affirmatively stated in the August 30, 2010 amendments to the Form 10 (discussed infra paragraphs 97 to 103) that no preferred stock had been issued; defendants omitted to state in both the August 30, 2010 and September 7, 2010 amendments to the Form 10 that AMTO had purportedly issued shares of preferred stock to Cash and Zeleny as of August 11, 2010, and Defendants omitted to state in the September 7, 2010 amendments that AMTO had purportedly sold shares of preferred stock to Keely and Knowlton as of August 31, 2010.

85.          Seventh, Defendants affirmatively stated in the Form 10, as initially filed and as amended, that the 75,000,000 shares of XSP stock owned by AMTO had a value of $0.00, when in fact the Board, through Cash, had told Dr. Butcher that AMTO valued that stock at not less than $0.40 per share.

86.          Defendants, as officers and directors of AMTO, had a duty to AMTO and its stockholders to disclose the matters omitted.  These misstatements and omissions were material for at least three reasons:  first, had all material information been fully disclosed, AMTO would not (and could not) have issued preferred stock; second, these misstatements and omissions caused AMTO to sell the improperly issued shares of preferred stock for less than they were worth; third, these misstatements and omissions allowed Defendants to cause AMTO to issue shares for improper purposes, namely the entrenchment of the current Board and the unjust enrichment of Cash and Zeleny.  AMTO relied on Defendants’ misstatements and omissions in (a) issuing shares, (b) issuing the shares for inadequate consideration, and (c) issuing the shares for an improper purpose.  AMTO and its stockholders were harmed by these misrepresentations and omissions because they caused AMTO to incur costs and liabilities and improperly issue stock in exchange for inadequate consideration and for improper purposes.

87.          The consideration received by AMTO for these shares does not and cannot reflect the true value of an investment in AMTO because the XSP shares owned by AMTO have been improperly attributed no value.  Furthermore, according to AMTO’s preferred stock ledger, AMTO issued 50,000 shares of preferred stock to Keely in exchange for $10,000 and 100,000 shares of preferred stock to Knowlton in exchange for $20,000 on August 31, 2010.  In other words, Defendants caused the Company to sell shares of preferred stock to Keely and Knowlton at $0.20 per share.  A similar valuation of the preferred stock issued to Cash and Zeleny would have required the Company to owe at least $3.3 million to Cash and Zeleny for those sales to have been supported by adequate (or at least comparable) consideration in the form of “debt” to be cancelled.  The Company has never disclosed, and on information and belief has never owed, debts of this magnitude to Cash and Zeleny.  Furthermore, whereas preferred stock comes with greater attendant rights than common stock, the Company represented to the Nevada state court on October 12, 2010 that it wished to enter into a contract with a conversion price of $2.00 per share of common stock.  AMTO has not reported any material developments—during the period between April 5, 2010, when AMTO purported to first issue preferred stock to Cash and Zeleny at $0.01 per share, and August 31, 2010, when preferred stock was issued to Keely and Knowlton at $0.20 per share, or October 12, 2010, when the Company reported its intent to sell common stock at $2.00 per share—that would possibly support these wild fluctuations in the price at which the Company purports to value shares sold to insiders versus those sold to outsiders.

88.          Defendants made these material misrepresentations and omissions and caused AMTO to issue and sell preferred stock for inadequate consideration in an effort to entrench the current Board and enrich Cash and Zeleny.  Defendants took these actions during a period when the public filings AMTO had made with the SEC contained a series of misrepresentations and omissions in an effort to conceal them from the SEC, Dr. Butcher, and AMTO’s other public stockholders, with the desired effect that Defendants control sufficient voting shares to be able to retain their positions of control over AMTO, to the exclusion of AMTO’s public stockholders, if and when they were compelled to hold a meeting for the election of directors.

89.          If they are allowed to stand, these issuances to Cash and Zeleny of a total of 16,739,292 shares of preferred stock, and the issuances to Cash and Zeleny of a total of 20,000,000 shares of common stock (described in paragraphs 66 to 75, above), would result in Cash and Zeleny gaining 53,478,584 votes in connection with votes on any matter submitted to a stockholder vote, or on which stockholders are allowed to take action by written consent in lieu of a stockholder meeting, including, but not limited to, the election of AMTO’s directors.  This would give Defendants at least an aggregate of 91,798,453 of 177,728,556 total votes,(1) or 51.65 percent of the total outstanding votes, effectively giving the current officers and directors absolute voting control of AMTO.  This represents an undisclosed transfer of control from the more than 700 public stockholders of AMTO, who prior to these fraudulent transactions held more than 50 percent of the outstanding voting power of AMTO, to the Defendants.

Defendants Attempt to Amend AMTO’s Articles of Incorporation to Improperly Validate Their Actions

90.          On August 30, 2010, AMTO filed a Certificate of Amendment with the Nevada Secretary of State, signed by Cash, attaching Amended and Restated Articles of Incorporation for AMTO.

91.          The Certificate of Amendment falsely stated that the Amended and Restated Articles of Incorporation were approved by “greater than 50%” of the voting power of the stockholders of AMTO.

92.          To begin with, Dr. Butcher received no notice of a stockholders meeting.  As such, no properly constituted stockholders’ meeting could have been held nor a vote properly taken with respect to the Amended and Restated Articles of Incorporation.

93.          Pursuant to Article II.11 of AMTO’s Bylaws, the Company’s Articles can be

(1)  Defendants’ aggregate votes are derived by adding 58,319,869 shares of common stock listed on the Form 10 as being owned by Cash, Zeleny, Rogers, and Mason, at one vote per share, to the 16,739,292 shares of preferred stock listed on the preferred stock ledger as being owned by Cash and Zeleny, at two votes per share.  The total outstanding votes are derived by adding 143,949,972 shares of common stock listed as the total outstanding shares of common stock on the Form 10, at one vote per share, plus the 16,889,292 shares of preferred stock listed on the preferred stock ledger as the total outstanding preferred shares, at two votes per share.  Prior to this fraudulent scheme, AMTO had only 123,949,972 shares of common stock outstanding according to the Form 10.

amended without a stockholder meeting only upon unanimous written consent of all stockholders.  Dr. Butcher neither gave his written consent, nor was he asked to do so.

94.          Accordingly, the Certificate of Amendment was improperly filed with the Nevada Secretary of State and includes the material misstatement that “greater than 50%” of the voting power of the stockholders of AMTO voted in favor of the amendments.  Moreover, the Certificate of Amendment omitted to disclose that, in fact, neither had the matter been put to a vote of the stockholders at a properly constituted stockholder meeting, nor had AMTO received the unanimous written consent of all stockholders approving of the amendments.  Further, while the Certificate of Amendment claims an effective date of August 11, 2010, it cannot have an earlier effective date than its August 30, 2010 file date under Nevada law.  Thus, Defendants again caused AMTO to provide false information to the Nevada Secretary of State and the public regarding AMTO.

95.          In the fraudulently filed Amended and Restated Articles of Incorporation, Defendants attempted to change the corporate governance and control of AMTO in an effort to further entrench and enrich themselves at the expense of AMTO’s public stockholders by including the following provisions:  (a) authorizing the establishment or designation of a series of preferred stock, in an ex post attempt to validate their prior designation of preferred stock which had been issued to Cash, Zeleny, Keely, and Knowlton; (b) increasing the authorized common stock of AMTO so that additional shares could be issued and Defendants’ voting control of AMTO further entrenched; (c) approving a 1-for-3 reverse stock split; (d) empowering the Board with blank-check authority to designate preferred stock and attendant rights, preferences, and privileges thereto without stockholder approval, again in an ex post attempt to validate their earlier actions; (e) changing the requirements of unanimous written consent in the absence of a stockholder meeting to majority written consent, in an effort to conceal their actions from non-insider stockholders; (f) limiting the liability of AMTO’s officers and directors and authorizing AMTO to indemnify the officers and directors to the fullest extent permitted by Nevada law, in an effort to shield themselves from liability for the course of fraudulent conduct described herein; and (g) permitting the Board to amend AMTO’s Bylaws without stockholder approval, in an attempt to validate their actions to-date and further entrench themselves and exclude all non-insider stockholders from the Company’s operations.

96.          Defendants’ improper attempts to amend the Articles were undertaken in an effort to retroactively authorize the actions they had already taken in an effort to entrench themselves in leadership positions at AMTO and to enrich Cash and Zeleny, to the detriment of AMTO and its public stockholders.

The Issuances of Common and Preferred Stock Were Accompanied By a Form 10 Filed with the SEC Containing Material Misstatements and Omissions

97.          On July 15, 2010, for the first time in nearly three years, AMTO made a filing with the SEC.  AMTO filed a Form 10 Registration Statement signed by Cash.  The Form 10 was amended on August 30, 2010 and September 7, 2010.

98.          The Form 10, both as originally filed and as amended, is rife with material misstatements and omissions.

99.          Among other misstatements, the Form 10 stated that:  (a)  Cash was an officer of XSP, whereas Cash is in fact not an officer of XSP and has not been since June 30, 2010; (b) the 75,000,000 shares of XSP stock owned by AMTO have a value of $0.00; (c) zero shares of Preferred Stock were issued and outstanding, in spite of the Company’s purported issuance of preferred stock to Cash and Zeleny on August 11, 2010, and to Keely and Knowlton on August 31, 2010; (d) the Company’s Articles of Incorporation do not include provisions for the limitation of liability for directors and officers but that the Company intended to file such amendments, whereas in truth such purported amendments had been filed with the Nevada Secretary of State with a purported effective date of August 11, 2010; and (e) no material legal proceedings are known to the Company to be threatened or contemplated against it, whereas Dr. Butcher had been threatening such action since he first learned of Defendants’ improper conduct on June 3, 2010.

100.        Among other omissions, the Form 10 failed to disclose that: (a) Defendants had caused AMTO to attempt to issue preferred stock to Cash and Zeleny in violation of state and federal law, and in violation of the Company’s Articles of Incorporation and Bylaws; (b) the Company qualified as an investment company under the Investment Company Act but had failed to register as such, thereby prohibiting the Company from issuing stock; (c) the Company had an improperly constituted Board of Directors and had failed to hold elections for directors for at least 18 months in violation of its By-laws and Nevada law; (d) the transaction pursuant to which AMTO acquired the XSP shares involved the transfer of valuable assets and claims by AMTO to XSP in consideration for those shares; (e) Defendants purported to amend AMTO’s charter and capital structure effective August 11, 2010, whereas such action was prohibited by the Company’s By-laws and Nevada law; (f) the Company filed legally invalid amendments to its Articles with the Nevada Secretary of State; (g) Dr. Butcher had filed a petition to hold a stockholder meeting to elect a properly constituted Board of Directors pursuant to Nevada Revised Statutes section 78.345 on August 26, 2010; (h) Dr. Butcher had threatened additional legal action if the Company did not cancel its improper actions and remedy the Board’s actions in breach of its fiduciary duties; and (i) the Company had failed to attach the latest amendments to its articles of incorporation (including the certificate of designation) as exhibits.

101.        The misstatements and omissions made in the Form 10 were material and were known to Defendants from their personal knowledge, the knowledge of the Company’s Bylaws and Articles of Incorporation attributed to them, as well as repeated communiqués from Dr. Butcher.  Defendants made these material misstatements and omissions in furtherance of their course of fraudulent conduct aimed to entrench the current Board and enrich Cash and Zeleny at the expense of AMTO and its public stockholders and to conceal their fraudulent scheme and violations of the federal securities laws from the SEC.

102.        In filing the materially false and misleading Form 10, Defendants caused AMTO not to consult with or seek the consent of Dr. Butcher or any other officer or director of XSP regarding the representations in the Form 10 regarding XSP, including the material under-valuation of the XSP shares owned by AMTO.

103.        The Form 10 included a Report of Independent Registered Public Accounting Firm, in which the accounting firm of Chisholm, Bierwolf, Nilson & Morrill, LLC offered its opinion that “the consolidated financial statements referred to [in the Form 10] present fairly, in all material respects, the financial position of [AMTO] at April 30, 2010 and 2009, and the results of its operations and cash flows for the years then ended and for the period from inception on February 21, 2006 through April 30, 2010, in conformity with accounting principles generally accepted in the United States of America.”

Defendants Cause AMTO To Violate Section 5 of the Securities Act

104.        The issuances of preferred and common stock discussed in paragraphs 66 to 89, above, were made in violation of section 5 of the Securities Act of 1933 (the “Securities Act”).  No registration statement was in effect with respect to the issuances of common and preferred stock described above.

105.        Accordingly, Defendants caused AMTO to violate the Securities Act and state law in furtherance of their scheme to enrich and entrench themselves at the expense of AMTO and its other stockholders and have consequently subjected AMTO to claims for rescission and damages.

Cash and Zeleny Violated Section 16 of the Exchange Act

106.        Section 16 of the Exchange Act required both Cash and Zeleny, as officers and directors, as well as Cash as a greater than 10 percent stockholder, to file a Form 3 disclosing the amount of all equity securities of which Cash and Zeleny were the beneficial owners when the Form 10 became effective on September 15, 2010.

107.        In spite of these obligations, Cash and Zeleny have failed and refused to file the required Forms 3.  Thus, even after filing a Form 10 Registration Statement to re-register AMTO’s securities with the SEC, Defendants Cash and Zeleny have continued to violate federal securities laws.

Demands on AMTO’s Board to Pursue this Action on AMTO’s Behalf Would Be Futile

108.        Defendants have refused Dr. Butcher’s repeated demands that they cease acting in a manner harmful to AMTO and its public stockholders and cancel or correct their improper acts.

109.        As early as June 1, 2010, Dr. Butcher’s counsel commented on an early draft of what became the Form 10 and requested that the financial disclosures be updated to reflect the true value of the XSP shares owned by AMTO.

110.        On June 4 and June 7, 2010, Dr. Butcher wrote to the Directors of AMTO stating his objection to the April 2010 creation and issuance of preferred stock and demanding its rescission.  Although the Board rescinded the initial issue of preferred stock, it then immediately (on the very same day) sold Cash and Zeleny shares of common stock in exchange for the exact same inadequate consideration and for the same improper purpose.  The Board subsequently (and again improperly) created a new series of preferred stock and sold it to Cash, Zeleny, Keely, and Knowlton in exchange for inadequate consideration.  These stock issuances have (if allowed to stand) effectively transferred control of the Company from its public stockholders to the Defendants, who will collectively control more than 50 percent of AMTO’s voting shares.  Defendants have refused to rescind these transactions, and indeed on October 12, 2010 petitioned the Nevada state court to allow AMTO to sell more shares.

111.        On July 28, 2010, Dr. Butcher (through counsel) requested that Defendants resign and that AMTO appoint or hold elections for new Directors.  Defendants did not comply with this request.

112.        On August 12, 2010, Dr. Butcher again through counsel wrote to the Board demanding that they convene a meeting of all AMTO stockholders for the purpose of electing a new Board in compliance with the Company’s By-laws and Nevada law. Defendants did not comply with this request.

113.        On August 27, 2010, Dr. Butcher (through counsel) again wrote to Defendants and demanded that they cease violating the fiduciary duties they owe and owed to AMTO and its stockholders, including Dr. Butcher.  Dr. Butcher further demanded that AMTO hold a meeting of stockholders to elect new directors and that, pending the outcome of such a meeting, the Company not issue or sell any securities of AMTO or sell any portion of the Company’s holdings in XSP.  Finally, Dr. Butcher demanded that the Board rescind and revoke the purported issuance of 20,000,000 shares of common stock to Cash and Zeleny.  Defendants did not respond to this letter, did not reverse the issuance of 20,000,000 shares to Cash and Zeleny, did not schedule a meeting of stockholders to elect new directors, and, as detailed above, continued to act in furtherance of their course of conduct constituting a fraud on AMTO and its stockholders, including causing AMTO to issue and sell additional securities.

114.        On August 26, 2010, Dr. Butcher filed a Petition before the Second Judicial District Court of the State of Nevada in and for the County of Washoe seeking to compel a meeting of AMTO’s stockholders pursuant to Nevada Revised Statutes section 78.345.  A hearing on Dr. Butcher’s Petition was held on September 9, 2010, at which it was determined that AMTO had failed in its obligation to its stockholders and that a meeting of stockholders was required at the earliest practicable date to elect new directors of AMTO.  The court issued an order requiring AMTO to hold such a meeting in compliance with applicable law on September 27, 2010; the meeting has not yet occurred.  Dr. Butcher filed a derivative stockholder complaint in the same proceeding alleging breaches of fiduciary duties, waste, and unjust enrichment against the Defendants and others; Defendants have not yet answered or otherwise responded to those claims.  However, Defendants have filed an “emergency motion” in that proceeding asking the court to allow them to sell more AMTO stock.

115.        Additionally, on September 3, 2010, Dr. Butcher issued written demands to AMTO pursuant to Nevada Revised Statutes sections 78.105 and 78.257 seeking to inspect corporate books and records including AMTO’s stock ledger, Articles of Incorporation (with amendments), Bylaws (with amendments), and financial books and records.  Collection of this information is still ongoing, but it is only as a result of these demands and Dr. Butcher’s monitoring of AMTO’s SEC filings that Defendants’ most recent fraudulent acts (as detailed above, including the issuance of invalidly designated and authorized preferred stock to Cash and Zeleny) and the inaccurate, incomplete and misleading filings with the SEC were discovered.

116.        To date, Defendants have not complied with any of Dr. Butcher’s demands.  Further demands on the improperly constituted Board (comprised of Defendants Cash, Mason, and Rogers) would be futile because it is AMTO’s current Board and officers who have acted to entrench themselves, harm AMTO, and against whom, on AMTO’s behalf, Dr. Butcher files this action.  Demand on AMTO’s stockholders would likewise be futile because Defendants now (if the issuances of common and preferred stock are allowed to stand) control the voting power of the Company.

COUNT I

(Against all Defendants For Violations of Section 10(b) of the Exchange Act (15 U.S.C. § 78j(b)) and Rule 10b-5 (17 C.F.R. § 240.10b-5))

117.        Dr. Butcher incorporates by reference and re-alleges each and every allegation contained above, as though fully set forth herein.

118.        As alleged herein, Defendants, and each of them, carried out a plan, scheme, and course of conduct which was intended to and did deceive and induce AMTO to take the actions outlined above, including issuing illegal and invalid shares through materially false and misleading statements and omissions for inadequate consideration.  In furtherance of this unlawful scheme, plan and course of conduct, these Defendants, and each of them, took the actions set forth herein.

119.        As alleged herein, these Defendants, and each of them, (a) employed devices, schemes, and artifices to defraud; (b) knowingly and recklessly made untrue statements of material fact and/or omitted to state material facts necessary, in the light of the circumstances in which they were made, to make the statements not misleading, as set forth in paragraphs 57-59, 71-73, and 78-85; and (c) engaged in acts, practices, and a course of business which operated as a fraud and deceit upon AMTO and its stockholders, all in an effort to induce AMTO to issue and sell shares of common and preferred stock, and in connection with the purchases and sales of shares of common and preferred stock, in violation of section 10(b) of the Exchange Act and Rule 10b-5.

120.        The statements and omissions, as alleged in paragraphs 57-59, 71-73, and 78-85, were materially false and misleading; at the time they were made, Defendants knew or recklessly ignored, and failed to disclose, the matters set forth herein.

121.        The conduct described herein constitutes a series of acts, practices and course of business which operated as a fraud and deceit upon AMTO and its stockholders.  At the time of the actions described herein, Defendants knew or recklessly ignored, and failed to disclose, that their conduct constituted a fraud and deceit upon AMTO and its stockholders, violated the Company’s By-laws and Articles of Incorporation, was contrary to state and federal law, and was in breach of their duties to the Company and its stockholders.

122.        In ignorance of the true facts withheld from AMTO, and relying directly on the truth, accuracy, and completeness of representations and warranties made by these Defendants, and their obligations to act in compliance with the laws and governing documents and act in the best interests of the Company and its stockholders, AMTO sold shares of common and preferred stock, including selling such shares to Cash and Zeleny, allowing Defendants to entrench themselves and Cash and Zeleny unjustly to enrich themselves at the expense of AMTO and its other stockholders.

123.        Had AMTO known that Defendants were engaged in this deceptive and manipulative course of dealings, including that the representations Defendants made and failed to make to the SEC were false and misleading, AMTO would not reasonably have issued or sold these shares.

124.        As a direct and proximate result of the wrongful conduct of Defendants, done in violation of section 10(b) and Rule 10b-5, AMTO has incurred resulting economic losses in an undetermined amount, to be proven at trial, including any amounts necessary to remedy AMTO’s failure to make appropriate disclosures to and registrations with the SEC, for which AMTO is entitled to compensatory damages, plus attorney’s fees and interest.

125.        In addition, based on the foregoing violations, and pursuant to section 29(b) of the Exchange Act (15 U.S.C. § 78cc(b)), AMTO is entitled to have the Court declare void the sales of shares made as part of this fraudulent scheme, including the issuances of common and preferred stock to Cash and Zeleny and the sales of preferred stock to Keely and Knowlton.

COUNT II

(Against Cash and Zeleny for Violation of Section 20(a) of the
Exchange Act (15 U.S.C. § 78t))

126.        Dr. Butcher incorporates by reference and re-alleges each and every allegation contained above, as though fully set forth herein.

127.        There was a primary violation of the federal securities laws by Defendants.

128.        In light of his position as CEO, President, and a Director of AMTO, Cash effectively controlled and did exercise actual power and control over AMTO, Zeleny, Rogers, and Mason.  In light of his position as CFO and Treasurer, Zeleny effectively controlled and did exercise actual power and control over AMTO, Rogers, and Mason.

129.        Cash’s and Zeleny’s actions, as described above, were not made in good faith and did directly or indirectly induce the acts constituting the violations set forth herein, which violations were made in furtherance of a scheme to entrench AMTO’s current Board and its officers, including Cash and Zeleny, and to enrich Cash and Zeleny at the expense of AMTO and its public stockholders.

130.        Accordingly, Cash and Zeleny are liable as control persons pursuant to section 20(a) of the Exchange Act.

WHEREFORE, Plaintiff Dr. Butcher on behalf of nominal Defendant AMTO prays for:

A.            An award of compensatory, consequential, statutory, exemplary and/or punitive damages to remedy the harm caused by Defendants’ fraudulent and deceptive scheme and the acts taken in furtherance thereof;

B.            A declaration that the shares issued pursuant thereto are void;

C.            An award of costs and reasonable attorneys’ fees incurred by Plaintiff; and

D.            Such other relief as the Court deems just and equitable.

DEMAND FOR JURY TRIAL

Plaintiff demands a trial by jury on all issues triable as of right by a jury.

DATED this 15th day of October, 2010.	Respectfully submitted,

BROWNSTEIN HYATT FARBER SCHRECK, LLP

	By:	/s/ Jeffrey S. Rugg
Kirk B. Lenhard, Esq., Bar No. 1437
Clark V. Vellis, Esq., Bar No. 5533
Jeffrey S. Rugg, Esq., Bar No. 10978
100 City Parkway, Suite 1600
Las Vegas, Nevada 89106-4614

Attorneys for Plaintiff DR. BRUCE BUTCHER

VERIFICATION

STATE OF WASHINGTON	)
	)	ss:
COUNTY OF KING	)

I, Dr. Bruce Butcher, state under oath that I have read the foregoing Verified Stockholder Derivative Complaint, know the contents thereof, and that the same is true and correct to the best of my knowledge and belief.

/s/ Dr. Bruce Butcher
Dr. Bruce Butcher

Subscribed and sworn to before me this 15 day of October, 2010

/s/ Connie B. Cox	[Sealed by Notary – State of Washington]
Notary Public